Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-226347) pertaining to the Tenable Holdings, Inc. 2002 Stock Incentive Plan, as amended and restated; the Tenable Holdings, Inc. 2012 Stock Incentive Plan as amended and restated; the Tenable Holdings, Inc. 2016 Stock Incentive Plan, as amended and restated; the Tenable Holdings, Inc. 2018 Equity Incentive Plan; and the Tenable Holdings, Inc. 2018 Employee Stock Purchase Plan of our report dated March 1, 2019, with respect to the consolidated financial statements of Tenable Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.
/s/ Ernst & Young LLP
Tysons, Virginia
March 1, 2019